PRESS RELEASE

Kevin D. Williams | Chief Financial Officer | (417) 235-6652
FOR IMMEDIATE RELEASE
Jack Henry & Associates, Inc. Reports Second Quarter Fiscal 2022 Results

Monett, MO, February 8, 2022 – Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announces results for the second quarter of fiscal 2022 and discusses its continued response to the novel coronavirus (COVID-19) pandemic (page 8 below).

Year to date summary:
•GAAP revenue increased 12% and operating income increased 23% for the six months ended December 31, 2021 compared to the prior-year period.
•Non-GAAP adjusted revenue increased 10% and non-GAAP adjusted operating income increased 15% for the six months ended December 31, 2021 compared to the prior-year period.[1]
•GAAP EPS was $2.68 per diluted share for the six months ended December 31, 2021, compared to $2.13 per diluted share in the prior-year period.
•Cash at December 31, 2021 was $29.1 million and $147.8 million at December 31, 2020.
•Debt related to the revolving credit line was $240 million at December 31, 2021 and zero at December 31, 2020.[2]
Second quarter summary:
•GAAP revenue increased 17% and operating income increased 34% for the quarter compared to the prior-year quarter.
•Non-GAAP adjusted revenue increased 11% and non-GAAP adjusted operating income increased 13% for the quarter compared to the prior-year quarter.[1]
•GAAP EPS was $1.30 per diluted share for the quarter, compared to $0.94 per diluted share in the prior-year quarter.
Full-year fiscal 2022 guidance:
•GAAP revenue $1,939 million to $1,942 million
•GAAP EPS $4.75 to $4.82
•Non-GAAP revenue $1,889 million to $1,892 million[3]

Year to date Revenue		Year to date Operating Income		Year to date[4]

GAAP	Non-GAAP[1]	GAAP	Non-GAAP[1]	GAAP Net Income
increased	increased	increased	increased	increased
12%	10%	23%	15%	21%

Second quarter Revenue		Second quarter Operating Income		Year to date[4]

GAAP	Non-GAAP[1]	GAAP	Non-GAAP[1]	Non-GAAP EBITDA[1]
increased	increased	increased	increased	increased
17%	11%	34%	13%	11%
According to David Foss, Board Chair and CEO, “We are very pleased to report another quarter of record revenue and an overall strong performance for the second quarter of our fiscal year. Not only did we experience record revenue in the quarter, but our sales teams booked more business this quarter than any quarter in the history of the company. The sales organization continues to work a robust pipeline of financial institutions interested in our many best-of-breed capabilities and solutions. We are proud to be a well-rounded financial technology company that is committed to serving the needs of community and regional financial institutions in the United States. As part of that commitment, this week we will be sharing our technology modernization strategy for helping our clients capture the opportunity created by the most recent industry disruption. This strategy leverages the investments we have made and will continue to make in a modern infrastructure that is cloud-native, digitally centric, open, and scalable. It establishes an ecosystem which, when applied to our digital, payments, lending, risk, and core platforms, helps community and regional financial institutions innovate faster, differentiate strategically, and compete successfully while serving the evolving needs of their accountholders."

1 See tables below reconciling non-GAAP financial measures to GAAP.
2 The change in borrowings was primarily a result of the Company's repurchases of common stock during the trailing twelve months.
3 See tables below reconciling fiscal year 2022 GAAP to non-GAAP guidance.
4 See tables below on page 10 reconciling Net Income to non-GAAP EBITDA.

1

Operating Results
Revenue, operating expenses, operating income, and net income for the three and six months ended December 31, 2021, as compared to the three and six months ended December 31, 2020, were as follows:

(Unaudited, in thousands)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2021	2020		2021	2020
Services and support	$296,211	$250,873	18%	$593,704	$531,870	12%
Percentage of total revenue	60%	59%		60%	61%
Processing	197,685	171,488	15%	388,248	342,291	13%
Percentage of total revenue	40%	41%		40%	39%
REVENUE	$493,896	$422,361	17%	$981,952	$874,161	12%

•Services and support revenue increased for the second quarter, primarily driven by growth in deconversion fee revenue of $24,748. Other increases were data processing and hosting fees, implementation, and conversion/merger revenues. Processing revenue increased for the second quarter, primarily driven by growth in card processing fee revenue of 14%. Other increases were in Jack Henry digital and remote capture and automated clearinghouse (ACH) revenues.
•Services and support revenue increased for the year-to-date period, primarily driven by growth in data processing and hosting fee revenue of 12%. Other increases were deconversion fee, implementation, and software usage fee revenues. Processing revenue increased for the year-to-date period, primarily driven by growth in card processing fee revenue of 12%. Other increases were in remote capture and ACH, and Jack Henry digital revenues.
•For the second quarter, core segment revenue increased 15%, payments segment revenue increased 18%, complementary segment revenue increased 17%, and corporate and other segment revenue increased 36%. Non-GAAP adjusted core segment revenue increased 7%, non-GAAP adjusted payments segment revenue increased 13%, non-GAAP adjusted complementary segment revenue increased 11%, and non-GAAP adjusted corporate and other segment revenue increased 36% (see revenue lines of segment break-out tables on page 4 below).
•For the year-to-date period, core segment revenue increased 11%, payments segment revenue increased 13%, complementary segment revenue increased 12%, and corporate and other segment revenue increased 18%. Non-GAAP adjusted core segment revenue increased 8%, non-GAAP adjusted payments segment revenue increased 11%, non-GAAP adjusted complementary segment revenue increased 10%, and non-GAAP adjusted corporate and other segment revenue increased 18% (see revenue lines of segment break-out tables on page 5 below).

(Unaudited, in thousands)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2021	2020		2021	2020
Cost of revenue	$282,825	$257,782	10%	$559,460	$520,711	7%
Percentage of total revenue	57%	61%		57%	60%
Research and development	29,916	26,780	12%	56,670	52,837	7%
Percentage of total revenue	6%	6%		6%	6%
Selling, general, and administrative	55,493	44,167	26%	106,565	89,393	19%
Percentage of total revenue	11%	10%		11%	10%
OPERATING EXPENSES	368,234	328,729	12%	722,695	662,941	9%

OPERATING INCOME	$125,662	$93,632	34%	$259,257	$211,220	23%
Operating margin[5]	25%	22%		26%	24%
•Cost of revenue increased for the second quarter and year-to-date period, primarily due to higher costs associated with our card processing platform, personnel costs, and operating licenses and fees.
•Research and development expense increased for the second quarter and year-to-date period, primarily due to higher personnel costs (net of capitalized personnel costs).
•Selling, general, and administrative expense increased for the second quarter and year-to-date period, primarily due to higher personnel costs and a smaller gain on sale of assets in the current fiscal periods.

5 Operating margin is calculated by dividing operating income by revenue.

2

(Unaudited, in thousands, except per share data)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2021	2020		2021	2020
Income before income taxes	$125,221	$93,567	34%	$258,574	$211,105	22%
Provision for income taxes	29,551	21,585	37%	60,791	47,907	27%
NET INCOME	$95,670	$71,982	33%	$197,783	$163,198	21%
Diluted earnings per share	$1.30	$0.94	38%	$2.68	$2.13	25%

•Effective tax rates for the second quarter of fiscal years 2022 and 2021 were 23.6% and 23.1%, respectively. Effective tax rates for the year-to-date period of fiscal years 2022 and 2021 were 23.5% and 22.7%, respectively.
•The Company repurchased 1.25 million shares of common stock during fiscal year-to-date 2022 and 675 thousand shares of common stock during fiscal year-to-date 2021. Common stock repurchases during the trailing twelve months contributed $0.05 to diluted earnings per share for the second quarter and $0.09 for year-to-date fiscal 2022.

According to Kevin Williams, CFO and Treasurer, “For the second quarter of the fiscal year, our private cloud, remittance, card processing and digital solutions continue to drive our revenue growth. As we guided in November our deconversion fees were up considerably in our second fiscal quarter. We saw a very solid 17% GAAP and 11% non-GAAP revenue growth compared to the prior year. There was also good operating margin expansion on both a GAAP and a non-GAAP basis for the quarter. We are also very pleased to report our Return on Average Shareholders’ Equity and Return on Invested Capital (ROIC) of 24.6% and 22.6% for the trailing twelve months, respectively, which improved nicely from 19.7% for each of those measurements last year. I want to thank all of our management team and associates for all their dedication, focus and contributions to support and continue doing the right thing for our customers.”

Non-GAAP Impact of Deconversion Fees, Acquisitions and Divestitures

The table below is our revenue and operating income (in thousands) for the three and six months ended December 31, 2021, compared to the three and six months ended December 31, 2020, excluding the impacts of deconversion fees, acquisitions and divestitures, and gain/loss.

	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
(Unaudited, in thousands)	2021	2020		2021	2020

Revenue (GAAP)	$493,896	$422,361	17%	$981,952	$874,161	12%

Adjustments:
Deconversion fee revenue	(26,903)	(2,155)		(30,627)	(8,037)
Revenue from acquisitions and divestitures	(96)	—		(202)	(1,182)

NON-GAAP ADJUSTED REVENUE	$466,897	$420,206	11%	$951,123	$864,942	10%

Operating income (GAAP)	$125,662	$93,632	34%	$259,257	$211,220	23%

Adjustments:
Operating income from deconversion fees*	(24,356)	(1,919)		(27,540)	(7,138)
Operating (income)/loss from acquisitions, divestitures and gain/loss	21	(2,040)		66	(2,409)

NON-GAAP ADJUSTED OPERATING INCOME	$101,327	$89,673	13%	$231,783	$201,673	15%

*For the fiscal quarters ended December 31, 2021 and 2020, deconversion costs were $2,547 and $236, respectively. For the fiscal year-to-date periods ended December 31, 2021 and 2020, deconversion costs were $3,087 and $899, respectively.

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The tables below are the segment breakdown of revenue and cost of revenue for each period presented, as adjusted for the items above, and include a reconciliation to non-GAAP adjusted operating income presented above.

	Three Months Ended December 31, 2021
(Unaudited, in thousands)	Core	Payments	Complementary	Corporate and Other	Total
REVENUE (GAAP)	$154,878	$182,528	$141,724	$14,766	$493,896
Deconversion fees	(10,853)	(7,933)	(7,917)	(200)	(26,903)
Revenue from acquisitions and divestitures	—	—	(96)	—	(96)
NON-GAAP ADJUSTED REVENUE	144,025	174,595	133,711	14,566	466,897

COST OF REVENUE	64,554	95,570	58,151	64,550	282,825
Non-GAAP adjustments	(617)	(244)	(487)	(320)	(1,668)
NON-GAAP ADJUSTED COST OF REVENUE	63,937	95,326	57,664	64,230	281,157

NON-GAAP ADJUSTED SEGMENT INCOME	$80,088	$79,269	$76,047	$(49,664)

Research and development					29,916
Selling, general, and administrative					55,493
Non-GAAP adjustments unassigned to a segment					(996)
NON-GAAP TOTAL ADJUSTED OPERATING EXPENSES					365,570

NON-GAAP ADJUSTED OPERATING INCOME					$101,327

	Three Months Ended December 31, 2020
(Unaudited, in thousands)	Core	Payments	Complementary	Corporate and Other	Total
REVENUE (GAAP)	$134,948	$155,182	$121,408	$10,823	$422,361
Deconversion fees	(882)	(674)	(509)	(90)	(2,155)
Revenue from acquisitions and divestitures	—	—	—	—	—
NON-GAAP ADJUSTED REVENUE	134,066	154,508	120,899	10,733	420,206

COST OF REVENUE	58,485	86,455	52,407	60,435	257,782
Non-GAAP adjustments	(108)	(24)	(73)	(8)	(213)
NON-GAAP ADJUSTED COST OF REVENUE	58,377	86,431	52,334	60,427	257,569

NON-GAAP ADJUSTED SEGMENT INCOME	$75,689	$68,077	$68,565	$(49,694)

Research and development					26,780
Selling, general, and administrative					44,167
Non-GAAP adjustments unassigned to a segment					2,017
NON-GAAP TOTAL ADJUSTED OPERATING EXPENSES					330,533

NON-GAAP ADJUSTED OPERATING INCOME					$89,673

4

	Six Months Ended December 31, 2021
(Unaudited, In Thousands)	Core	Payments	Complementary	Corporate and Other	Total
REVENUE (GAAP)	$320,163	$352,150	$283,205	$26,434	$981,952
Deconversion fees	(13,021)	(8,381)	(9,014)	(211)	(30,627)
Revenue from acquisitions and divestitures	—	—	(202)	—	(202)
NON-GAAP ADJUSTED REVENUE	307,142	343,769	273,989	26,223	951,123

COST OF REVENUE	131,456	188,795	113,635	125,574	559,460
Non-GAAP adjustments	(755)	(289)	(729)	(321)	(2,094)
NON-GAAP ADJUSTED COST OF REVENUE	130,701	188,506	112,906	125,253	557,366

NON-GAAP ADJUSTED SEGMENT INCOME	$176,441	$155,263	$161,083	$(99,030)

Research and Development					56,670
Selling, General, and Administrative					106,565
Non-GAAP adjustments unassigned to a segment					(1,261)
NON-GAAP TOTAL ADJUSTED OPERATING EXPENSES					719,340

NON-GAAP ADJUSTED OPERATING INCOME					$231,783

	Six Months Ended December 31, 2020
(Unaudited, In Thousands)	Core	Payments	Complementary	Corporate and Other	Total
REVENUE (GAAP)	$288,103	$311,915	$251,762	$22,381	$874,161
Deconversion fees	(2,934)	(2,521)	(2,509)	(73)	(8,037)
Revenue from acquisitions and divestitures	(1,182)	—	—	—	(1,182)
NON-GAAP ADJUSTED REVENUE	283,987	309,394	249,253	22,308	864,942

COST OF REVENUE	122,347	172,783	104,431	121,150	520,711
Non-GAAP adjustments	(902)	(85)	(253)	(46)	(1,286)
NON-GAAP ADJUSTED COST OF REVENUE	121,445	172,698	104,178	121,104	519,425

NON-GAAP ADJUSTED SEGMENT INCOME	$162,542	$136,696	$145,075	$(98,796)

Research and Development					52,837
Selling, General, and Administrative					89,393
Non-GAAP adjustments unassigned to a segment					1,614
NON-GAAP TOTAL ADJUSTED OPERATING EXPENSES					663,269

NON-GAAP ADJUSTED OPERATING INCOME					$201,673

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The table below is our GAAP to non-GAAP guidance for fiscal 2022. Non-GAAP guidance excludes the impacts of deconversion fee and acquisition and divestiture revenue (see Use of Non-GAAP Financial Information below).

GAAP to Non-GAAP GUIDANCE (in millions, except per share data)	Annual FY22
	Low	High
REVENUE (GAAP)	$1,939	$1,942
Growth	10.3%	10.5%
Deconversion fee, acquisition and divestiture revenue	50	50
NON-GAAP ADJUSTED REVENUE	$1,889	$1,892
Non-GAAP adjusted growth	8.8%	9.0%

EPS (GAAP)	$4.75	$4.82
Growth	15.3%	17.0%

Balance Sheet and Cash Flow Review

•At December 31, 2021, cash and cash equivalents decreased to $29.1 million from $147.8 million at December 31, 2020.**
•Trade receivables totaled $236.1 million at December 31, 2021 compared to $212.9 million at December 31, 2020.
•The Company had $240 million of borrowings at December 31, 2021 and no borrowings at December 31, 2020.**
•Total deferred revenue increased to $275.8 million at December 31, 2021, compared to $262.9 million a year ago.
•Stockholders' equity decreased to $1,272.0 million at December 31, 2021, compared to $1,545.2 million a year ago.**
*     See tables on page 7 for Net Cash Provided by Operating Activities and on page 11 for Return on Average Shareholders’ Equity. Tables reconciling the non-GAAP measures Free Cash Flow and Return on Invested Capital (ROIC) to GAAP measures are also on page 11. See “Use of Non-GAAP Financial Information” below for definition of Free Cash Flow and ROIC.
** The changes in cash and cash equivalents, borrowings and stockholders’ equity, quarter over quarter, were primarily due to the Company's repurchases of common stock during fiscal 2022.

6

The following table summarizes net cash from operating activities (Unaudited, in thousands):

	Six Months Ended December 31,
	2021	2020
Net income	$197,783	$163,198
Depreciation	25,843	26,652
Amortization	62,610	61,164
Change in deferred income taxes	11,573	8,651
Other non-cash expenses	13,267	7,733
Change in receivables	70,468	87,518
Change in deferred revenue	(119,822)	(126,134)
Change in other assets and liabilities	(64,371)	(34,798)
NET CASH PROVIDED BY OPERATING ACTIVITIES	$197,351	$193,984

The following table summarizes net cash from investing activities (Unaudited, in thousands):

	Six Months Ended December 31,
	2021	2020
Capital expenditures	$(22,373)	$(9,543)
Proceeds from dispositions	38	6,157
Purchased software	(7,364)	(4,254)
Computer software developed	(71,353)	(62,804)
Purchase of investments	—	(12,100)
NET CASH FROM INVESTING ACTIVITIES	$(101,052)	$(82,544)

The following table summarizes net cash from financing activities (Unaudited, in thousands):

	Six Months Ended December 31,
	2021	2020
Borrowings on credit facilities*	$220,000	$—
Repayments on credit facilities and financing leases	(80,065)	(57)
Purchase of treasury stock*	(193,917)	(109,899)
Dividends paid	(67,696)	(65,516)
Net cash from issuance of stock and tax related to stock-based compensation	3,507	(1,551)
NET CASH FROM FINANCING ACTIVITIES	$(118,171)	$(177,023)
* For the six months ended December 31, 2021, the Company repurchased 1.25 million shares of common stock compared to the six months ended December 31, 2020, when the Company repurchased 675 thousand shares of common stock.

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP include the standards, conventions, and rules accountants follow in recording and summarizing transactions in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures, including adjusted revenue, adjusted operating income, adjusted segment income, adjusted cost of revenue, adjusted operating expenses, non-GAAP earnings before interest, taxes, depreciation, and amortization (non-GAAP EBITDA), free cash flow, and return on invested capital (ROIC).
We believe non-GAAP financial measures help investors better understand the underlying fundamentals and true operations of our business. The non-GAAP financial measures adjusted revenue, adjusted operating income, adjusted segment income, adjusted cost of revenue, and adjusted operating expenses presented eliminate one-time deconversion fees, acquisitions and

7

divestitures, and gain/loss, all of which management believes are not indicative of the Company's operating performance. Such adjustments give investors further insight into our performance. Non-GAAP EBITDA is defined as net income attributable to the Company before the effect of interest expense, taxes, depreciation, and amortization, adjusted for net income before the effect of interest expense, taxes, depreciation, and amortization attributable to eliminated one-time deconversion fees, acquisitions and divestitures, and gain/loss. Free cash flow is defined as net cash from operating activities, less capitalized expenditures, internal use software, and capitalized software, plus proceeds from the sale of assets. ROIC is defined as net income divided by average invested capital, which is the average of beginning and ending long-term debt and stockholders’ equity for a given period. Management believes that non-GAAP EBITDA is an important measure of the Company’s overall operating performance and excludes certain costs and other transactions that management deems one time or non-operational in nature; free cash flow is useful to measure the funds generated in a given period that are available for debt service requirements and strategic capital decisions; and ROIC is a measure of the Company’s allocation efficiency and effectiveness of its invested capital. For these reasons, management also uses these non-GAAP financial measures in its assessment and management of the Company's performance.
Non-GAAP financial measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. Non-GAAP financial measures have no standardized meaning prescribed by GAAP and therefore, are unlikely to be comparable with calculations of similar measures for other companies.
Any non-GAAP financial measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP financial measures. Reconciliations of the non-GAAP financial measures to related GAAP financial measures are included.

COVID-19 Impact and Response
Since its outbreak in early calendar 2020, COVID-19 has rapidly spread and continues to represent a public health concern. The health, safety, and well-being of our employees and customers is of paramount importance to us. In March 2020, we established an internal task force composed of executive officers and other members of management to frequently assess updates to the COVID-19 situation and recommend Company actions. We offered remote working as a recommended option to employees whose job duties allowed them to work off-site, and we suspended all non-essential business travel. This company-wide recommendation initially extended until July 1, 2021, at which point we began transition to a return to our facilities and normalization of travel activities. However, we reimplemented our company-wide recommendation for remote work on August 3, 2021, based on new virus variants and increased infection rates. This remote work recommendation remains in effect as of February 4, 2022. For those employees who are at our facilities, we have introduced enhanced sanitation procedures and require face masks for both vaccinated and unvaccinated employees. We have not required employees who return to our facilities to receive vaccinations, but we have provided information on vaccine providers, as well as hosted on-site COVID-19 vaccination clinics at several of our facilities for our employees and their families. As of February 4, 2022, the majority of our employees were continuing to work remotely either full time or in a hybrid capacity. Once the remote work recommendation is lifted, individual decisions on returning to the office will be manager-coordinated and based on conversations with specific teams and departments. A large number of our employees have requested to remain fully remote or participate in a hybrid approach where they would split their time between remote and in-person working. While our business travel has increased in recent months, we continue to encourage a cautious approach to business travel activities.
Customers
We work closely with our customers who are scheduled for on-site visits to ensure their needs are met while taking necessary safety precautions when our employees are required to be at a customer site. Delays of customer system installations due to COVID-19 have been limited, and we have developed processes to handle remote installations when available. We expect these processes to provide flexibility and value both during and after the COVID-19 pandemic. Even though a substantial portion of our workforce has worked remotely during the outbreak and business travel has been limited, we have not yet experienced significant disruption to our operations. We believe our technological capabilities are well positioned to allow our employees to work remotely without materially impacting our business.
Financial impact
Despite the changes and restrictions caused by COVID-19, the overall financial and operational impact on our business has been limited and our liquidity, balance sheet, and business trends remain strong. We experienced positive operating cash flows during fiscal 2021 and the first six months of fiscal 2022, and we do not expect that to change in the near term. However, we are unable to accurately predict the future impact of COVID-19 due to a number of uncertainties, including further government actions; the duration, severity and recurrence of the outbreak, including the onset of variants of the virus; the effectiveness of vaccines against new variants; the development and effectiveness of treatments; the effect on the economy generally; the potential impact to our customers, vendors, and employees; and how the potential impact might affect future customer services, processing and installation-related revenue, and processes and efficiencies within the Company directly or indirectly impacting financial results. We will continue to monitor COVID-19 and its possible impact on the Company and to take steps necessary to protect the health and safety of our employees and customers.

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About Jack Henry & Associates, Inc.®	Quarterly Conference Call
Jack Henry (NASDAQ: JKHY) is a leading provider of technology solutions primarily for the financial services industry. We are an S&P 500 company that serves approximately 8,000 clients nationwide through three divisions: Jack Henry Banking® provides innovative solutions to community and regional banks; Symitar® provides industry-leading solutions to credit unions of all sizes; and ProfitStars® offers highly specialized solutions to financial institutions of every asset size, as well as diverse corporate entities outside of the financial services industry. With a heritage that has been dedicated to openness, partnership, and user centricity for more than 40 years, we are well-positioned as a driving market force in future-ready digital solutions and payment processing services. We empower our clients and consumers with the human-centered, tech-forward, and insights-driven solutions that will get them where they want to go. Are you future ready? Additional information is available at www.jackhenry.com.
The Company will hold a conference call on February 9, 2022; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

For More Information
To directly access the Company’s press releases, go to ir.jackhenry.com/press-releases.

MEDIA CONTACT
Mark Folk
Corporate Communications
Statements made in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because forward-looking statements relate to the future, they are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, those discussed in the Company's Securities and Exchange Commission filings, including the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading "Risk Factors." Any forward-looking statement made in this news release speaks only as of the date of the news release, and the Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether because of new information, future events or otherwise.
Jack Henry & Associates, Inc.
704-890-5323
MFolk@jackhenry.com

ANALYST CONTACT
Vance Sherard, CFA
Investor Relations
Jack Henry & Associates, Inc.
417-235-6652
VSherard@jackhenry.com

9

Condensed Consolidated Statements of Income			% Change			% Change
	Three Months Ended December 31,			Six Months Ended December 31,
(Unaudited, in thousands, except per share data)	2021	2020		2021	2020

REVENUE	$493,896	$422,361	17%	$981,952	$874,161	12%

Cost of revenue	282,825	257,782	10%	559,460	520,711	7%
Research and development	29,916	26,780	12%	56,670	52,837	7%
Selling, general, and administrative	55,493	44,167	26%	106,565	89,393	19%
EXPENSES	368,234	328,729	12%	722,695	662,941	9%

OPERATING INCOME	125,662	93,632	34%	259,257	211,220	23%

Interest income	6	52	(88)%	13	120	(89)%
Interest expense	(447)	(117)	282%	(696)	(235)	196%
Interest income (expense)	(441)	(65)	578%	(683)	(115)	494%

INCOME BEFORE INCOME TAXES	125,221	93,567	34%	258,574	211,105	22%

Provision for income taxes	29,551	21,585	37%	60,791	47,907	27%

NET INCOME	$95,670	$71,982	33%	$197,783	$163,198	21%

Diluted net income per share	$1.30	$0.94		$2.68	$2.13
Diluted weighted average shares outstanding	73,697	76,280		73,920	76,496

Condensed Consolidated Balance Sheet Highlights
				December 31,
(Unaudited, in thousands)				2021	2020
Cash and cash equivalents				$29,120	$147,762
Receivables				236,096	212,934
Total assets				2,280,802	2,286,709

Accounts payable and accrued expenses				$164,518	$157,447
Current and long-term debt				240,129	266
Deferred revenue				275,778	262,883
Stockholders' equity				1,271,996	1,545,179

Calculation of Non-GAAP Earnings Before Income Taxes, Depreciation and Amortization (Non-GAAP EBITDA)
	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
(in thousands)	2021	2020		2021	2020
Net income	$95,670	$71,982		$197,783	$163,198
Interest expense	447	117		696	235
Taxes	29,551	21,585		60,791	47,907
Depreciation and amortization	44,280	44,073		88,453	87,816
Less: Net income before interest expense, taxes, depreciation and amortization attributable to eliminated one-time deconversions, acquisitions and divestitures, and gain/loss	(24,352)	(3,959)		(27,509)	(9,905)
NON-GAAP EBITDA	$145,596	$133,798	9%	$320,214	$289,251	11%

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Calculation of Free Cash Flow (Non-GAAP)
	Six Months Ended December 31,
(in thousands)	2021	2020
Net cash from operating activities	$197,351	$193,984
Capitalized expenditures	(22,373)	(9,543)
Internal use software	(7,364)	(4,254)
Proceeds from sale of assets	38	6,157
Capitalized software	(71,353)	(62,804)
FREE CASH FLOW	$96,299	$123,540

Calculation of the Return on Average Shareholders’ Equity
	December 31,
(in thousands)	2021	2020
Net income (trailing four quarters)	$346,055	$298,397
Average stockholder's equity (period ending balances)	1,408,588	1,515,963
RETURN ON AVERAGE SHAREHOLDERS’ EQUITY	24.6%	19.7%

Calculation of Return on Invested Capital (ROIC) (Non-GAAP)
	December 31,
(in thousands)	2021	2020
Net income (trailing four quarters)	$346,055	$298,397

Average stockholder's equity (period ending balances)	1,408,588	1,515,963
Average current maturities of long-term debt (period ending balances)	110	59
Average long-term debt (period ending balances)	120,088	75
Average invested capital	$1,528,786	$1,516,097

ROIC	22.6%	19.7%

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